EXHIBIT 99.1

Plug Power Announces 2015 Fourth Quarter and Year End Results

Achieve Record Revenue for Fourth Quarter and Full Year

LATHAM, N.Y., March 10, 2016 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ:PLUG), a leader in providing clean, reliable energy solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2015.  Plug Power achieved record-breaking numbers with revenues of $38.4 million in the fourth quarter and $103.3 million for the full year of 2015.  For the fourth quarter, EPS was a loss of $0.14 per share, and adjusted EPS (described below) was a loss of $0.05 per share.

The Company also realized dramatic improvements in GenDrive margins, significantly exceeding the Company’s aggressive expectations for 2015.  GenDrive achieved gross margin of 25% by year end 2015 and 21% for the full year.  Before deferred profit (described below), the GenDrive product line achieved adjusted gross margin of more than 35% for the fourth quarter, and more than 26% for the year.

Plug Power also met or exceeded all of its other targets set for 2015, delivering $205 million in contract bookings, completing 16 GenFuel infrastructure installations, and adding eight new customers. “I’m excited about the results shown this past quarter and year,” said Andy Marsh, CEO for Plug Power. “Customer adoption continues to accelerate with both new customers and follow-on sales to existing customers, and our margin expansion initiatives have exceeded our expectations as we drive towards overall profitability.”

Marsh continued, “Every quarter of every year, Plug Power continues to see increased customer adoption of its hydrogen and fuel cell technology, globally. We are well positioned to meet our targets outlined for 2016.”

Financial Results
Total revenue for the fourth quarter of 2015 was $38.4 million, as compared to $21.5 million of total revenue in the fourth quarter of 2014.  For the full year of 2015, total revenue was $103.3 million, compared to $64.2 million in 2014.  On a year-over-year basis, total revenue increased 79.1% and 60.8%, for the quarter and full year, respectively, and is driven by more GenDrive units sold, more hydrogen infrastructure installations, and increased GenCare service revenues.

Plug Power achieved these revenue totals despite deferring $3.6 million of revenue in the fourth quarter of 2015 on certain GenKey sales that were done as sale-leaseback transactions.  Generally accepted accounting principles (GAAP) require that any gross profit on sales-leaseback transactions be deferred and recognized over the life of the related lease term.  This is a direct result of the increased profitability of Plug Power products, specifically GenDrive, in the fourth quarter.

The Company recognized revenue on sales of 1,256 GenDrive units in the fourth quarter of 2015 compared to 719 GenDrive units recognized in revenue in the fourth quarter of 2014.  The Company recognized revenue associated with hydrogen infrastructure at eight customer sites during the fourth quarter of 2015, versus eight sites in the fourth quarter of 2014.

In regard to GenCare services, the Company had approximately 8,700 GenDrive units and 23 hydrogen infrastructure sites under service contracts as of December 31, 2015, as compared to approximately 5,200 GenDrive units and eight hydrogen infrastructure sites under service contracts as of December 31, 2014.

For GenFuel contracts, which obligate the Company to provide hydrogen fuel to customers as part of its GenKey offering, the Company had 22 customers under contract contributing revenue in the fourth quarter of 2015, as compared to seven customers under contract in the fourth quarter of 2014.

During the fourth quarter of 2015, the Company recognized a $10.1 million provision for loss contracts related to GenCare service.  Prior to December 31, 2015, the Company was experiencing losses on certain extended maintenance contracts, primarily due to premature stack failures.  However, management did not anticipate future losses over the remaining lives of these contracts due primarily to ongoing and continued improvements in stack life, labor leverage and design improvements.

During 2015, management determined the main cause of periodic stack life degradation, and worked with its supplier to address the issue.  All new stacks being produced and shipped from the fourth quarter of 2015 and later include the new design solution.  Based on testing performed and in-field performance to date of the new stacks, management believes the resolution to this matter will significantly improve the longevity of stack lives.

As of December 31, 2015, the Company had 53 extended maintenance contracts with customers, covering approximately 8,700 GenDrive units.  Thirty of those extended maintenance contracts, covering approximately 5,400 GenDrive units, were projected to have expenses exceed revenue over their remaining terms, which resulted in the accrual of $10.1 million.  These extended maintenance contracts have remaining terms ranging from 1-9 years, however, a majority of this incremental cost is expected to be incurred over the next two years as the Company refurbishes the stacks in the installed base.

The Company’s gross margin loss in the fourth quarter of 2015 was $9.4 million, or 24.5% of total revenue, compared to a gross margin loss of $1.7 million, or 7.7% of total revenue in the same period of 2014.  Excluding the $10.1 million provision for loss contracts related to service taken in the fourth quarter of 2015, and including the gross profit of $3.6 million that was deferred during the fourth quarter of 2015, adjusted gross margin for the fourth quarter of 2015 was $4.2 million or 10.0% of total revenue, compared to adjusted gross margin loss of $1.7 million or 7.7% of revenue during the comparable quarter of 2014.

Gross margin loss for full year 2015 was $9.9 million, or 9.6% of total revenue, compared to a gross margin loss of $4.9 million, or 7.6% of total revenue in 2014.  Adjusted gross margin for full year 2015 was $3.7 million, or 3.5% of total revenue, compared to adjusted gross margin loss of $4.9 million, or 7.6% of total revenue in 2014. Fourth quarter and full year adjusted gross margins reflect continued substantial margin improvement and stem from leverage of higher volume and continued product cost reductions.

Total administrative costs (including research and development and selling and general administrative) for the fourth quarter of 2015 were $14.7 million, as compared to total administrative costs of $11.6 million for the fourth quarter of 2014. The increase in these costs stems from incremental investments in sales and varied business functions to support continued growth, investments in product design and performance enhancement programs.

Net loss attributable to common shareholders for the fourth quarter of 2015 was $25.2 million, or $0.14 per share on a diluted basis.  This compares to a net loss attributable to common shareholders in the fourth quarter of 2014 of $7.2 million, or $0.04 per share on a diluted basis. Adjusted net loss for the fourth quarter of 2015, which is net loss attributable to common shareholders adjusted for the provision for losses on service contracts of $10.1 million, the deferred gross profit of $3.6 million, the change in the fair value of the common stock warrant liability of $942,000, and other miscellaneous adjustments totaling $801,000, was $9.9 million, or $0.05 per share on a diluted basis.  This compares to an adjusted net loss in 2014 of $13.3 million, or $0.08 per share on a diluted basis.

Please see the tables at the end of this press release for a reconciliation of GAAP to Non-GAAP amounts.

Cash and Liquidity
Net cash used in operating activities for the fourth quarter and full year of 2015 was $8.4 million and $47.3 million, respectively, which stems from the ongoing investment in our increased commercial activity, and the incremental investment in working capital. Operating cash flows for the fourth quarter and full year 2015 included approximately $6.3 million and $12.1 million, respectively, of deposits and prepaid rent associated with the Company’s sale leaseback transactions.  As of December 31, 2015, Plug Power had total cash of $111.8 million, including cash and cash equivalents of $64.0 million and restricted cash of $47.8 million.  The Company’s net working capital was $88.5 million at December 31, 2015.

As previously disclosed, the Company closed a $30.0 million loan facility on March 2, 2016, the proceeds of which will be used for general working capital purposes, and will support lease transactions for certain customers.  This financing and the related strategic partnership with the lender is the first step towards developing a more robust project financing platform for Plug Power and its customers.

Conference Call
Plug Power has scheduled a conference call and webcast today at 10:00 am ET to review the Company's results for the fourth quarter and year end of 2015.

Interested parties are invited to listen to the conference call by calling 877-465-1289.

Online, the webcast can be accessed at www.plugpower.com, by selecting the conference call link on the home page, or directly https://event.webcasts.com/starthere.jsp?ei=1094426. A playback of the call will be available online for a period following the event.

About Plug Power Inc.
The powerhouse in hydrogen fuel cell technology, Plug Power is revolutionizing the industry with cost-effective solutions that increase productivity, lower operating costs and reduce carbon footprint. Its signature solution, GenKey, provides an all-inclusive package for customers, incorporating GenFuel hydrogen and fueling infrastructure, GenCare aftermarket service and either GenDrive or ReliOn fuel cell systems. GenDrive, a lead-acid battery replacement, is used in electric lift trucks in high-throughput material handling applications. With more than 10,000 GenDrive units deployed with material handling customers, GenDrive has been proven reliable with more than 107 million hours of runtime. Plug Power manufactures tomorrow’s incumbent power solutions today, so customers can POWERAhead. Additional information about the Plug Power brands is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about PLUG’s 2015 guidance for revenue, gross margin, GenFuel hydrogen infrastructure construction and order bookings, as well as growth in new customers and other growth opportunities. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we will not be able to obtain financing arrangements to support the sale or leasing of our products and services to customers;  the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, ReliOn and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the Securities and Exchange Commission (the “SEC”) including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2014. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended December 31,		For the twelve months ended December 31,
	2015	2014	2015	2014
Revenue:
Sales of fuel cell systems and related infrastructure	$29,472	$16,081	$78,002	$48,306
Services performed on fuel cell systems and related infrastructure	4,929	2,858	14,012	9,909
Power Purchase Agreements	2,118	902	5,718	2,137
Fuel delivered to customers	1,744	738	5,075	1,959
Other	168	874	481	1,919
Total revenue	$38,431	$21,453	$103,288	$64,230
Gross profit (loss):
Sales of fuel cell systems and related infrastructure	$3,871	$1,456	$10,299	$4,928
Services performed on fuel cell systems and related infrastructure	(2,360)	(2,704)	(8,925)	(9,347)
Provision for loss contracts related to service	(10,050)	-	(10,050)	-
Power Purchase Agreements	(34)	37	465	1,085
Fuel delivered to customers	(844)	(6)	(1,620)	(245)
Other	-	(441)	(59)	(1,283)
Total gross loss	$(9,417)	$(1,658)	$(9,890)	$(4,862)

Total administration costs (1)	$14,703	$11,558	$49,112	$33,070

Adjusted EBITDAS	$(7,863)	$(10,346)	$(34,594)	$(29,438)
Adjusted net loss	$(9,880)	$(13,294)	$(44,085)	$(34,998)
Adjusted diluted net loss per share	$(0.05)	$(0.08)	$(0.25)	$(0.22)

Cash used in operating activities	$(8,420)	$(9,755)	$(47,274)	$(40,780)

	At December 31, 2015	At December 31, 2014

Cash, cash equivalents and restricted cash	$111,796	$146,705
Working capital	$88,524	$167,039

(1) Administration costs represent total research and development, and selling, general and administrative costs, including amortization of intangible assets.

Plug Power Inc.
Reconciliation of Non-GAAP financial measures
(Dollars in 000's except per share amounts)

Reconciliation of Reported Total Revenue to Adjusted Total Revenue	For the three months ended December 31,		For the twelve months ended December 31,
	2015	2014	2015	2014
Total revenue, as reported	$38,431	$21,453	$103,288	$64,230
Deferred profit associated with sale/leaseback transactions	3,554	-	3,554	-
Adjusted total revenue	$41,985	$21,453	$106,842	$64,230

Reconciliation of Reported Gross Loss to Adjusted Gross Profit (Loss)	For the three months ended December 31,		For the twelve months ended December 31,
	2015	2014	2015	2014
Gross loss, as reported	$(9,417)	$(1,658)	$(9,890)	$(4,862)
Provision for loss contracts related to service	10,050	-	10,050	-
Deferred profit associated with sale/leaseback transactions	3,554	-	3,554	-
Adjusted gross profit (loss)	$4,187	$(1,658)	$3,714	$(4,862)

Reconciliation of Reported Operating Loss to Adjusted EBITDAS	For the three months ended December 31,		For the twelve months ended December 31,
	2015	2014	2015	2014
Operating loss, as reported	$(24,120)	$(13,216)	$(59,002)	$(37,932)
Stock-based compensation	1,982	1,754	7,817	4,157
Depreciation and amortization	671	1,116	2,987	4,337
EBITDAS	$(21,467)	$(10,346)	$(48,198)	$(29,438)
Provision for loss contracts related to service	10,050	-	10,050	-
Deferred profit associated with sale/leaseback transactions	3,554	-	3,554	-
Adjusted EBITDAS	$(7,863)	$(10,346)	$(34,594)	$(29,438)

Reconciliation of Reported Net Loss to Adjusted Net Loss	For the three months ended December 31,		For the twelve months ended December 31,
	2015	2014	2015	2014
Net loss attributable to common shareholders, as reported	$(25,227)	$(7,183)	$(55,795)	$(88,644)
Provision for loss contracts related to service	10,050	-	10,050	-
Deferred profit associated with sale/leaseback transactions	3,554	-	3,554	-
Change in fair value of common stock warrant liability	942	(6,111)	(3,661)	52,260
Net gain/loss on acquisitions and related startup expenses	735	-	1,701	(1,014)
Legal reserve and related expenses	66	-	66	2,400
Adjusted net loss	$(9,880)	$(13,294)	$(44,085)	$(34,998)

Adjusted diluted net loss per share	$(0.05)	$(0.08)	$(0.25)	$(0.22)

Diluted weighted average number of common shares outstanding	180,007,396	173,144,665	176,067,231	159,228,815

Adjusted total revenue, adjusted gross profit, adjusted EBITDAS and adjusted net loss are non-GAAP measures of our financial performance and should not be considered as an alternative to net income/(loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Adjusted total revenue, adjusted gross profit, adjusted EBITDAS, adjusted net loss and adjusted diluted net loss per share represent the reported respective measures excluding atypical items such as: the provision for loss contracts related to service, deferred profit associated with sale/leaseback transactions, the change in fair value of common stock warrant liability, net gain/loss on acquisitions and related startup expenses and charges for a specific legal matter, as applicable. EBITDAS is defined as operating loss, adjusted for depreciation and amortization expense and charges for stock-based compensation.

Media and Investor Relations Contact:
Teal Vivacqua
Plug Power Inc.
Phone: 518.738.0269